Exhibit 10.14

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 230.406

NOVARTIS PHARMACEUTICALS CORPORATION

Laboratory Master Services Agreement

FOUNDATION MEDICINE, INC.

One Kendall Square

Cambridge, MA 02139

LABORATORY MASTER SERVICES AGREEMENT

INDEX:

1.	General Scope of Agreement

2.	Term of Agreement

3.	Payment Terms

4.	Ownership

5.	The Samples

6.	Confidential Information

7.	Publicity

8.	Indemnification

9.	Insurance

10.	Termination

11.	Conformance with Law and Accepted Practice

12.	Subcontractors

13.	Applicable Law

14.	Independent Contractor

15.	Entire Agreement

16.	Severability

17.	Assignment

18.	Waiver

19.	Debarment Certification

20.	Data Protection (Privacy) and Security

21.	Responsibilities of Institution

22.	Corporate Citizenship

Attachment 1: Sample Task Order

Attachment 2: Affiliate Agreement

Attachment 3: […***…] Pricing

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LABORATORY MASTER SERVICES AGREEMENT

This Master Agreement is entered into as of November 21, 2011 by and between Novartis Pharmaceuticals Corporation (“Novartis”), with an office at 59 Route 10, East Hanover, NJ 07936, and Foundation Medicine, Inc. (“Institution”), with an office at One Kendall Square, Suite B6501, Cambridge, MA 02139.

1.	GENERAL SCOPE OF AGREEMENT

A. Institution hereby agrees to perform any and all services (the “Services”) set forth in any Task Order issued in the sample form attached hereto as Attachment 1, after the date hereof, to Institution by Novartis and accepted by Institution, with respect to the laboratory samples identified therein (the “Samples”). Institution shall provide all personnel and equipment necessary to perform the Services. Institution shall not perform any Services hereunder beyond the scope of the Task Order without the prior written approval of Novartis.

B. This Agreement shall apply to any Task Order and to any Services performed pursuant thereto. Each such Task Order issued by Novartis and accepted by Institution shall constitute a separate and distinct contract between the parties, it being understood and agreed, however, that the terms and conditions of this Agreement shall be deemed incorporated in each such Task Order and shall take precedence over any contrary or inconsistent terms and conditions appearing or referred to in any such Task Order, unless the Task Order explicitly states otherwise. No such contrary or inconsistent terms and conditions, nor any contrary, inconsistent or additional terms in any document issued by Institution shall become part of any such contract unless accepted in writing by both parties.

2.	TERM OF AGREEMENT

Unless sooner terminated pursuant to the terms of this Agreement, this Agreement shall be deemed effective from November 21, 2011 to November 30, 2014. Notwithstanding the foregoing, should any Task Orders entered into during the period of this Agreement require Services to be performed beyond the termination date of this Agreement, then the terms of this Agreement shall remain in effect with respect to such Task Orders until the termination of the Task Orders.

3.	PAYMENT TERMS

A. In consideration of the satisfactory performance of the Services, Novartis will pay Institution in accordance with each Task Order. Institution bears the sole responsibility for compensation (including overtime to hourly employees, if applicable) of Institution’s employees. Unless Novartis reasonably objects to all or a portion of any invoice submitted to it by Institution, Novartis shall make payments against the invoice within sixty (60) days of its receipt.

B. Novartis shall be liable only for those taxes imposed on a purchaser of services by operation of law. Novartis may require Institution to provide Novartis with documentation satisfactory to Novartis establishing the liability for such taxes. Should any Task Order state that Novartis will reimburse Institution for out-of-pocket expenses incurred by Institution in performing this Agreement, then Novartis shall do so, provided that such expenses are necessary to the performance of the Services hereunder, that they are reasonable (not luxury or first class), and have been approved in writing and in advance by Novartis. All such expenses shall be billed to Novartis at actual cost, and, for expenses in excess of $25.00, must be supported by receipts or other appropriate documentation. All invoices shall clearly state the following: invoice number, purchase order number, purchase order line number, amount due, progress payment number and “Final Bill” (on the last invoice). At no time shall Institution pre-bill or bill-to-estimate. Should Institution anticipate that amounts to be billed may exceed amounts set forth on the applicable Task Order by 10% or by $20,000 (whichever is less), then Institution shall immediately so notify Novartis in writing.

C. All costs and rates set forth in each Task Order shall remain firm for the duration of the Services to be performed thereunder, unless otherwise agreed to in writing by the Institution and Novartis.

D. Institution represents and warrants that any rate charged by Institution to Novartis hereunder shall be in accordance to […***…] attached hereto in Attachment 3, and shall remain, equal to or less than Institution’s established standard rates consistently applied and charged by Institution to its other similarly situated customers for the same items.

E. Institution will undertake commercially reasonable endeavors to negotiate the most favorable rates for all pass-through costs and all savings obtained will be passed onto Novartis.

F. Institution warrants that all pass-through costs invoiced to Novartis will be balance sheet neutral.

G. All invoices for Services must be received within ninety (90) days of the expiration or termination of the applicable Task Order. In no event shall Novartis be obligated to pay any invoice received by it more than six (6) months after the expiration or termination of the applicable Task Order.

4.	OWNERSHIP

A. All materials, information, data and writings provided to the Institution by and/or on behalf of Novartis, in any form whatsoever, which was owned by or licensed to Novartis prior to being provided to Institution, shall remain the property of Novartis (the “Novartis Property”). Institution shall acquire no right, title or interest in the Novartis Property as a result of its performance of the Services.

B. All information, data, inventions, writings and other work products, in any form whatsoever, both tangible and intangible, which are not Component Improvements (as defined below) and result from the performance of the Services (collectively, the “Works”), shall be the sole and exclusive property of Novartis. Novartis may transfer or use the Works for any lawful purpose without any further payment to Institution. In the event Novartis decides to file one or more patent applications covering any such Works, Institution shall at Novartis’s request and expense assist Novartis in the preparation and prosecution of such patent applications and shall execute all documents reasonably deemed necessary by Novartis for the filing thereof and/or the vesting in Novartis of all title thereto.

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C. Notwithstanding the foregoing, intellectual property owned by or licensed to Institution prior to its entry into this Agreement, and which is used by Institution in the performance of the Services (the “Components”) and any improvements or modifications to the Components that are developed by Institution in connection with the performance of the Services (“Component Improvements”) shall remain the property of Institution. Novartis agrees not to assert against Institution and its licensors or licensees any ownership interest in the Components or Component Improvements. Notwithstanding the foregoing, Novartis shall have a non-exclusive, irrevocable, perpetual, non-transferable (except to Affiliates and to other persons Novartis transfers or authorizes to use the Works), worldwide, royalty-free license to use such Components to the extent necessary to use the Works. As used herein, the term “Affiliates” shall mean corporations, partnerships or other business entities which, directly or indirectly, through one or more intermediaries, are controlled by, control, or are under common control with, Novartis or Institution, as applicable. As used herein, the term “control” (including the terms “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

D. Novartis hereby grants to Institution a non-exclusive, royalty-free, worldwide, sublicensable, transferable (but only in connection with the sale of all or substantially all of Institution’s business to which this Agreement relates), and perpetual license, under any intellectual property rights owned or controlled by Novartis or its Affiliates based on any discovery made by Novartis or its Affiliates during or after the term of this Agreement from its review of the relationship between the Results and the patient data corresponding to the Samples (the “Correlation IP”), to develop, make, have made, use, offer for sale, sell and import the Commercial Panel Product (as defined in the Pilot Collaboration Agreement by and between Novartis Institutes for Biomedical Research, Inc. and Institution, dated as of December 17, 2010 (the “Pilot Agreement”)) or any other Institution core product to assess mutations in genes associated with cancer development.

E. Upon the request of Novartis, after completion of the Services pursuant to any Task Order, or the termination of this Agreement, Institution shall return to Novartis all Novartis Property, and shall provide to Novartis all Works.

F. […***…].

G. Institution shall acquire no right, title or interest in any of the trademarks, service marks or copyrights belonging to Novartis by the performance of any Services for Novartis hereunder.

H. The obligations under this Article shall survive the termination of this Agreement.

5.	THE SAMPLES

A. Novartis represents, warrants and covenants to Institution as follows:

i. all Samples and related information provided to Institution pursuant to this Agreement were collected or will be collected, handled, and transferred in compliance with all applicable state, federal and foreign laws and regulations relating to protection of human research subjects, privacy and security of individually identifiable health information, and standards for notification of breaches of individually identifiable health information applicable and in effect at the time and location of the collection and transfer of such Samples or information and any applicable policies of any institutional review board, privacy board, or ethics committee with jurisdiction over the collection, handling, and transfer of such Samples or information.

ii. all Samples and related information provided to Institution pursuant to this Agreement shall be provided with all direct identifiers removed in accordance with 45 C.F.R. Section 164.514(e)(2). If any Services will entail the provision to Institution of any information that is not fully de-identified in accordance with 45 C.F.R. Section

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164.514(b), the corresponding Task Order shall include each of the elements of the mandatory Data Use Agreement as specified in 45 C.F.R. Section 164.514(e)(4)(ii)(A)-(C).

B. Institution shall not transfer any Samples or other materials obtained or received in connection with this Agreement, or any derivatives thereof, to any third party without Novartis prior written approval.

C. Institution shall use the Samples and materials obtained or received in connection with this Agreement solely for the performance of the Services in Institution’s laboratories under suitable containment conditions in accordance with all applicable laws and regulations and may make Component Improvements incidental to performing the Services. Institution shall not analyze the samples or materials other than as necessary to perform the Services.

D. Upon completion of the Services under any Task Order, or upon termination of any Task Order, Institution shall return to Novartis or destroy, as requested by Novartis, any unused samples and materials obtained or received in connection with this Agreement.

E. Novartis intends to use the results of the Services for uses reasonably related to the development and submission of information under a U.S. federal law that regulates that manufacture, use, or sale of drugs. The foregoing does not in any way limit any other rights or uses of the results of the Services by Novartis.

6.	CONFIDENTIAL INFORMATION

A. Each party agrees not to publish, disclose or use for any purpose other than such party’s performance hereunder (including, for clarity, as may be required by the exercise by Institution of its rights in Correlation IP) any and all information disclosed to or developed by the other party in connection with this Agreement or with any Service performed hereunder (collectively “Information”). […***…]. This obligation of non-disclosure shall not apply to the following:

i. Information at or after such time that it is or becomes publicly available through no fault of the receiving party;

ii. Information that is already independently known to the receiving party as shown by prior written records, provided that the receiving party so advises the disclosing party promptly upon the discovery that the Information is already independently known to the receiving party;

iii. Information that is independently developed by the receiving party without use of the disclosing party’s Information;

iv. Information at or after such time that it is disclosed to the receiving party by a third party with the legal right to do so; or

v. Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the receiving party shall so notify the other party sufficiently prior to disclosing such Information as to permit the other party to seek a protective order.

B. The parties’ obligations under Paragraph 6(A) shall survive and continue for a period of five (5) years after the termination of this Agreement.

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FIRST AMENDMENT

7.	PUBLICITY

A. The Institution shall not disclose that Novartis has retained the Institution for professional Services without the prior written permission of Novartis, which permission shall not be unreasonably withheld.

B. No party shall use, or authorize others to use, the name, symbols, or marks of any other party hereto in any advertising or publicity material or make any form of representation or statement with regard to the Services which would constitute an express or implied endorsement by such other party of any commercial product or service without that other party’s prior written approval.

8.	INDEMNIFICATION

A. Institution agrees to hold Novartis (including officers, directors, employees and agents of Novartis) harmless from and against any and all claims and suits brought by any third party, and any corresponding liabilities (collectively, the “Claims”), to the extent such Claims arise out of or are attributable to the wrongful act or omission, or to the negligence of Institution (including, but not limited to, Institution’s employees, subcontractors or agents) during the course of its performance of the Services pursuant to this Agreement, [...***...].

B. Novartis agrees to hold Institution (including the officers, directors, employees and agents of Institution) harmless from and against any and all Claims, to the extent such Claims arise out of or are attributable to the wrongful act or omission, or to the negligence of Novartis (including, but not limited to, Novartis’s employees, subcontractors or agents) during the course of the performance of the Services pursuant to this Agreement.

C. The party responsible for holding the other party harmless shall have the right to select defense counsel and to direct the defense or settlement of any such Claim. The party being held harmless shall reasonably cooperate with the other party and its legal representatives in the investigation and defense of any Claim. The party being held harmless may obtain representation by separate legal counsel, at its own expense.

D. Each party undertakes to indemnify, defend and hold harmless the other party from and against any and all Claims to the extent resulting from a breach by such party of its obligations under this Agreement and to provide assistance to the other party in connection with any related civil, administrative or criminal proceedings against the other party.

E. The parties’ obligations under this Article shall survive and continue after the termination of this Agreement

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7

9.	INSURANCE

A. Novartis warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request Novartis will provide evidence of its insurance.

B. Institution agrees that it shall maintain during the performance of this Agreement the following insurance or self-insurance in amounts no less than that specified for each type:

i. general liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage;

ii. workers’ compensation insurance in the amount required by the law of the state(s) in which the Institution’s workers are located and employers liability insurance with limits of not less than $1,000,000 per occurrence; and

iii. in the event that the use of a motor vehicle is required in the performance of this Agreement, automobile liability insurance with combined limits of not less that $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage is required.

C. Institution will provide Novartis with evidence of Institution’s insurance. Institution will name Novartis as an additional insured party under Institution’s insurance policy, and will provide to Novartis at least thirty (30) days prior written notice of any change or cancellation to Institution’s insurance program, or ten (10) days prior written notice of any impending cancellation for non-payment of premium.

10.	TERMINATION

A. This Agreement and any Task Orders issued hereunder may be terminated by Novartis for any reason or for no reason at all, upon thirty (30) days written notice to Institution. In the event that (a) either party becomes insolvent or is unable to pay its debts as they become due, or a petition in bankruptcy or for reorganization is filed by or against it that is not stayed or dismissed within sixty (60) days after filing, or a receiver is appointed of the whole or any substantial portion of its property; or (b) either party is in material breach of its obligations hereunder, which breach remains uncured for fifteen (15) business days following receipt of written notice from the other specifying the breach, then the other party shall have the right to immediately terminate this Agreement, without prejudice to its other rights or remedies, by written notice of such election.

B. Except for termination due to material breach by the Institution, in which case Novartis shall owe Institution no further obligation, upon the effective date of termination (the “Termination Date”), Institution shall conduct an accounting, subject to verification and approval by Novartis. Within thirty (30) days after receipt by Novartis of reasonable documentation setting forth the results of such an accounting, Novartis will make payment to Institution for:

i. all Services properly rendered and moneys properly expended by the Institution until the Termination Date and not yet paid for; and

ii. reasonable non-cancelable obligations properly incurred for the Services by the Institution prior to receipt of notice of termination, unless Novartis reasonably objects to any charge, in which case the parties shall use best efforts to expeditiously resolve any disagreement.

C. Institution will return to Novartis within sixty (60) days of the Termination Date any funds advanced to it but not expended or irrevocably obligated by the Institution prior to the Termination Date.

11.	CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

A. The Institution shall perform the Services (i) in a professional manner; (ii) in conformance with that level of care and skill ordinarily exercised by other professional institutions in similar circumstances; and (iii) in compliance with all applicable local, state and federal laws and regulations.

B. Each party warrants that it is presently, and shall remain, for the term of this Agreement and any extension thereof, free from any commitments that would create a conflict of interest impeding the completion of such party’s obligations hereunder. As an independent contractor, Institution may perform consulting Services for third parties, outside of the time devoted to Novartis under this Agreement, except where there is a direct conflict of interest with the Services. Institution shall require any subcontractors or sub-subcontractors retained to assist Institution in the performance of the Services to agree to maintain itself free from conflicts of interest pursuant to terms substantially similar to those set forth in this Paragraph.

12.	SUBCONTRACTORS

Institution shall not subcontract any of this Agreement without the prior written approval of Novartis. Any such approval shall not relieve Institution of its obligations under this Agreement. Institution may not make use of the Services of any subcontractor or sub-subcontractor if Novartis has disapproved of that subcontractor or subcontractor.

13.	APPLICABLE LAW

This Agreement shall be construed by and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law and any lawsuit which may arise with respect to this Agreement shall be brought only in a court of competent jurisdiction located within the State of New Jersey.

14.	INDEPENDENT CONTRACTOR

A. In the performances of all Services hereunder, the Institution shall be deemed to be and shall be an independent contractor and, as such, neither the Institution nor its employees shall be entitled to any benefits applicable to employees of Novartis.

B. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

15.	ENTIRE AGREEMENT

This Agreement and any Task Orders issued hereunder represent the entire understanding of the parties with respect to the subject matter hereof and merge and supersede all prior and contemporaneous agreements or understandings oral or written with respect thereto. Neither this Agreement nor any Task Orders issued hereunder shall be modified except by a written agreement signed by the parties hereto specifying that it is a modification to the Agreement. For clarity, the Pilot Agreement shall survive execution of this Agreement in accordance with its terms.

16.	SEVERABILITY

The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

17.	ASSIGNMENT

Neither party hereto may assign, delegate or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent may not be unreasonably withheld; provided that, without such consent either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or its merger or consolidation with another company. Either party may assign this Agreement in whole or in part to any of its corporate Affiliates without consent of the other party. Any Novartis Affiliate that desires to benefit from the terms of this Agreement and/or any Task Order hereunder shall enter into an Affiliate Agreement with the Institution substantially in the form of Attachment 2. Each such Affiliate Agreement shall be deemed to be a separate agreement between the Novartis Affiliate and the Institution, as the case may be, and not a part of this Agreement. No assignment shall relieve either party of the performance of any accrued obligation which such party may have under this Agreement.

Institution shall, during the course of this Agreement and for two (2) years after the termination or expiration of this Agreement or the applicable Task Order, whichever is later, keep and make available to Novartis or its public accountants or other representatives for inspection and audit at all reasonable times, time (including Institution’s employee billing/time records) cost and expense records in connection with fees and expenses, including outside expenses incurred and services and materials procured by Institution under this Agreement, but excluding payroll records for Institution employees. Any such audits or inspections shall be conducted at Novartis’ expense; however, in the event an audit or inspection reveals an overcharge equal to in excess often percent (10%) of the total fees and expenses for the period of the audit, Institution shall bear the cost of the audit.

18.	WAIVER

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

19.	DEBARMENT CERTIFICATION

The Institution hereby represents and warrants that neither the Institution nor any person employed by the Institution in connection with any work to be performed for or on behalf of Novartis hereunder has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act, and that no debarred person will in the future be employed by the Institution in connection with any work to be performed for or on behalf of Novartis hereunder. If at any time after execution of this Agreement, the Institution becomes aware that the Institution or any person employed by the Institution in connection with any work to be performed for or on behalf of Novartis shall become or shall be in the process of being debarred, the Institution hereby agrees to so notify Novartis at once.

20.	DATA PROTECTION (PRIVACY) AND SECURITY

For the purposes of this Section of this Agreement, the following terms shall have the meanings given below:

“Personal Data” means any information that can be used to identify, locate or contact an individual (a “Data Subject”), including but not limited to (a) first name or initial and last name; (b) home or other physical address; (c) telephone number; (d) email address or online identifier associated with the individual; (e) social security number or other similar identifier; (f) employment financial or health information; or (g) any other information relating to an individual that is combined with any of the above.

“Data Security Breach” means (a) the loss or misuse (by any means) of Personal Data; (b) the inadvertent, unauthorized and/or unlawful processing, access, disclosure, alteration, corruption, transfer, sale or rental, destruction or use of Personal Data; or (c) any other act or omission that compromises the security, confidentiality, and/or integrity of Personal Data.

“Study Data” means all data related to any Data Subject collected by or transferred to your organization, its Affiliate or business partners, in connection with any services that you may provide to Novartis.

A. Institution shall collect and process Study Data in accordance with the provisions of this Agreement and in compliance with all applicable laws with respect to the processing of Study Data, including but not limited to applicable international, US federal, state and local data protection and data security laws.

B. To ensure the privacy and security of the health or medical data, including Study Data or other Personal Data related to this Agreement, the Institution shall create, acquire, receive, maintain, or transmit as a result of entering into the Agreement, Institution shall implement adequate and reasonable safeguards to prevent the use or disclosure of such information other than as provided for in the Agreement, and to protect the confidentiality, integrity, and availability of such information. In addition, Institution shall protect all such data, in accordance with applicable International Data Protection laws and US federal and state laws and regulations.

C. Institution understands and agrees that the confidentiality, privacy and security requirements contained in this Agreement also apply to any permitted sub-contractors, temporary employees or other third-parties who receive any health or medical data, including Study Data, or other Personal Data, as a result of this Agreement. Institution will ensure that all of these parties enter substantially similar confidentiality, privacy and security agreements with Institution. Copies of such Agreements shall be provided to Novartis within seven (7) business days upon written request of Novartis.

D. Institution shall also ensure that its own employees, as well as any permitted subcontractors, temporary employees or other third-parties who assist the Institution in performing the Agreement, and who have access to any health or medical data, including Study Data or other Personal Data, as a result of this Agreement receive appropriate privacy and security training, which shall be updated periodically in accordance with applicable laws, regulations, and industry standards, or as otherwise reasonably requested by Novartis.

E. Institution, its Affiliates and agents shall not collect or process health or medical data, including Study Data or any other Personal Data related to this Agreement, in a manner that involves the transfer of such Personal Data from one jurisdiction to any other jurisdiction (the EEA constituting a single jurisdiction for this purpose), without the prior written consent of Novartis.

F. Institution understands that Novartis has certified to the US Department of Commerce’s Safe Harbor privacy program, which sets forth standards for accessing, processing, and sharing EU Personal Data. In that regard, for identifiable Personal Data pertaining to EU residents which Institution shall create, acquire or receive as a result of entering to this Agreement with Novartis, Institution agrees to comply with the Safe Harbor Standards pertaining to that information. Those standards are: (1) Notice; (2) Consent (Choice); (3) Onward Transfer [i.e., binding by written agreement any permitted third parties or subcontractors who may have access to any EU Personal Data under this agreement]; (4) Security; (5) Data integrity; (6) Individual Access Rights; and (7) Enforcement. More information about those requirements can be found by going to the Safe Harbor website at http://www.export.gov/safeharbor/sh_documents.html. Institution agrees that the Safe Harbor standards shall apply to EU Personal Data in addition to the other contract requirements in this Agreement.

G. Institution undertakes to comply with its obligations (if any) under applicable legislation to notify any supervisory authority of its collection and processing activities under this Agreement and further agrees to take all such steps as Novartis may reasonably require from time to time in order to enable Novartis to comply with any notification obligation applicable to Novartis.

H. Institution will ensure that it does not collect any health or medical data, including Study Data, relating to individuals other than the categories of data specified in the protocol identified in the applicable Task Order and will collect and process Study Data for the sole purpose of the study identified in the applicable Task Order and not further process such data in any other manner.

I. Institution will not disclose health or medical data, including Study Data, or any other Personal Data related to this Agreement, to a third party outside of the requirements of this Agreement without the prior permission in writing of Novartis, except where such disclosure is required by any applicable law, regulation or supervisory authority, in which case the Institution will, wherever possible, notify Novartis prior to complying with any such request for disclosure and shall comply with all reasonable directions of Novartis with respect to such disclosure.

J. Institution will have appropriate procedures in place for the destruction or purging of any medical or health data, including Study Data and any other Personal Data, related to this Agreement when the retention time that applies to the data has been reached.

K. Institution shall ensure that it has appropriate procedures in place to fulfill applicable International Data Protection laws and US federal and state or other legal requirements, should an individual request access to or changes to the health or medical data, including Study Data or any Personal Data related to this Agreement, maintained by Institution. Institution will notify Novartis promptly (and in any event within five (5) days after receipt) of any communication received from a Data Subject relating to the Data Subject’s rights to access, modify or correct Study Data and to comply with all instructions of Novartis in responding to such communications.

L. Institution’s obligation to maintain privacy and security over medical or health data, including Study Data and other Personal Data received pursuant to this Agreement, will survive the termination or expiration of this Agreement.

M. At any time during the processing of Personal Data, the Institution shall notify Novartis immediately (but no later than three (3) days from the date) of any Data Security Breach involving Novartis data. Institution agrees to assist and cooperate with Novartis concerning any disclosures to affected parties, government or regulatory agencies and with any other remedial measures requested by Novartis or required under any applicable law.

21.	RESPONSIBILITIES OF INSTITUTION

A. Institution shall have the responsibilities and shall perform the Services as specified in individual Task Orders. A Task Order may require Institution to co-ordinate with Novartis and/or other parties in performing the Services.

22.	ADHERENCE TO OVERALL STANDARDS

A. Institution shall perform the Services in accordance with all applicable laws and regulations including the FDA and EU Regulations, as well as generally accepted conventions such as the Declaration of Helsinki and their amendments and in accordance with the current Good Laboratory Practice (“GLP”) and Good Clinical Practice (“GCP”) Regulations, as applicable. Institution warrants that it has all of the required authorizations to perform the Services under this Agreement.

B. Institution shall maintain its Standard Operating Procedures (“SOPs”) and internal procedures in compliance with these laws and regulations, shall ensure the SOPs and internal procedures that are in place are fully implemented and personnel have received documented training on such procedures. Upon Novartis request, Institution agrees to provide Novartis with a list of existing SOPs and on-site review of its SOPs and internal procedures.

C. Institution shall maintain applicable accreditation through a scheme run by a recognized body that is independent of Institution, such as CLIA (Clinical Laboratory Improvement Amendments), CAP (College of American Pathologies), CPA (Clinical Pathology Accreditation), NATA (National Association of Testing Authorities), or an equivalent. Each accreditation certificate must be gained via a process involving inspection of Institution by the accrediting authority at least every two (2) years. Upon request, Institution shall provide a copy of the relevant accreditation certificates to Novartis.

D. It is agreed that Novartis authorized representative(s), and regulatory authorities to the extent required by law and applicable to the scope of the Services being performed under any Task Order, may, during regular business hours, in accordance with arrangements made in advance with Institution (which shall include, without limitation, confidentiality arrangements reasonably satisfactory to Institution):

(1)	examine and inspect Institution’s facilities required for performance of the Services including all computer and other systems for data management or programming; and

(2)	inspect and copy all data and work products relating to the Services.

23.	CORPORATE CITIZENSHIP

By executing this Agreement, the Institution hereby re-confirms all representations and certifications made to Novartis through www.supplierdirectory.novartis.com, if any, or otherwise in writing. Institution understands and agrees that (i) Novartis (1) has relied upon the accuracy and veracity of such representations and certifications; and (2) may use data from the same in submissions to the Federal government or other governmental authorities; and (ii) any misrepresentation in connection therewith shall constitute a material breach of this Agreement. Novartis endorses societal and environmental values as set forth in the Novartis Policy on Corporate Citizenship, Third Party Code of Conduct: (accessible at http://www.corporatecitizenship.novartis.com/downloads/business-conduct/NovartisTP_Code.pdf).

(Remaining Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMACEUTICALS CORPORATION	FOUNDATION MEDICINE, INC.

/s/ William Candido	/s/ Kevin Krenitsky
(signature)	(signature)

William Candido	Kevin Krenitsky
(name printed)	(name printed)

Assoc. Director, OTM Research Alliances	COO
(title)	(title)

11/28/11	11/28/11
(date)	(date)

NOVARTIST PHARMACEUTICALS CORPORATION

/s/ Lothar H. Finke
(signature)

Lothar H. Finke
(name printed)

Vice President, OTM
(title)

30 Nov. 2011
(date)

ATTACHMENT 1

(Sample)

TASK ORDER

Task Order #

INSTITUTION

This Task Order No. XX (“Task Order XX”) shall be binding upon the undersigned upon its execution by the duly authorized representative (s) of Novartis and Institution. It is subject to the terms of that certain Laboratory Master Services Agreement between Novartis Pharmaceuticals Corporation, with an office at 59 Route 10, East Hanover, NJ 07936 and INSTITUTION dated November 21, 2011 (“Agreement”).

1. CONTRACT RESEARCH-RELATED INFORMATION

Test Compound and Study No.:	SAMPLE

Protocol Title

2 RESPONSIBILITIES OF INSTITUTION

Pursuant to 21 CFR 312.52, if and as applicable, Novartis and the Institution agree that the Institution, either exclusively or jointly with Novartis or its authorized agent(s), shall have the responsibilities and shall perform the tasks as specified in the Study Specifications Worksheet attached hereto as Schedule B and incorporated herein by reference.

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3. NOTICE

Any notice required or permitted hereunder shall be in writing and shall be deemed given as of the date if it is (A) delivered by hand or (B) delivered by registered or certified mail, postage prepaid, return receipt request, and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing, as well as any persons so designated under the Agreement itself. For the avoidance of doubt, a writing provided by E-mail shall not be deemed to comply with the notice requirements of this Task Order.

If to Novartis:

Technical Matters:

Administrative/Contractual Matters:

Invoicing/Payment Matters:	Novartis Pharmaceuticals Corporation PO Box 5450 Portland, OR 97228-5450	US 1-866-240-3191 Intl 1-862-778-4241

If to Institution:

Technical Matters:

Administrative/Contractual Matters:

Invoicing/Payment Matters:

4. MODIFICATIONS AND ADDITIONAL TERMS FOR THIS CONTRACT SERVICES:

[CAUTION: The provisions of this section supersede any conflicting provisions of the Laboratory Master Services Agreement.]

The Services shall be provided in accordance with the terms set forth in the proposal submitted by Institution to Novartis on [Insert Date], which proposal shall be made a part of this Task Order XX and incorporated by reference herein.

5. EFFECTIVE PERIOD:

The effective period of this Task Order shall be from XXX until XXX, (“Agreement Period”). This agreement period may be extended by mutual written agreement of both parties.

6. LIST OF ATTACHMENTS:

•	PO Summary & Payment Schedule (Schedule A)

•	Study Specifications Worksheet or Statement of Work (Schedule B)

•	Institution Proposal/Change Order (as applicable) and/or Budget (Schedule C)

7. COST AND PAYMENT

Payment shall be made to the Institution according to Schedule A appended hereto and incorporated herein by reference. All costs outlined on Schedule A shall remain firm for the duration of the Services, unless otherwise agreed to in writing by the Institution and Novartis.

All invoices for Services must be received within ninety (90) days of the expiration or termination of the applicable Task Order. In no event shall Novartis be obligated to pay any invoice received by it more than six (6) months after the expiration or termination of the applicable Task Order.

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In Witness Whereof, the parties hereto have executed this Task Order XX in duplicate by proper persons thereunto duly authorized

NOVARTIS PHARMACEUTICALS CORPORATION	INSTITUTION

By	By
(signature)	(signature)

(print or type name)	(print or type name)

Title:	Title:

Date	Date

NOVARTIS PHARMACEUTICALS CORPORATION

By
(signature)

(print or type name)

Title:

Date

NOVARTIS PHARMACEUTICALS CORPORATION

By
(signature)

(print or type name)

Title:

Date

SCHEDULE A - Sample

ATTACHMENT 2

(Sample)

AFFILIATE AGREEMENT

The undersigned affiliate of Novartis Pharmaceuticals Corporation (“Novartis Affiliate”) wishes to benefit from the negotiated terms and conditions of the Laboratory Master Services Agreement entered into by the Institution and Novartis Pharmaceuticals Corporation dated {insert the date of the Laboratory Master Services Agreement} and, if applicable, Task Order(s) {Insert Task Order Number(s)} dated {insert the date(s) of the Task Order(s)} entered into in accordance with said Agreement. Accordingly, upon execution of this Affiliate Agreement, the terms and conditions of said Laboratory Master Services Agreement {add, if applicable, and said Task Orders} shall be considered incorporated into this Affiliate Agreement as if set forth at length herein, provided, however, that, for purposes of this Affiliate Agreement, any and all references to Novartis Pharmaceuticals Corporation in said Laboratory Master Services Agreement {add, if applicable, and said Task Orders} shall be deemed to be references to the undersigned Novartis Affiliate for purposes of this Affiliate Agreement and any applicable Task Order(s) issued hereunder.

The undersigned Novartis Affiliate and the Institution agree that they are executing this Affiliate Agreement solely on their own behalves. Consequently, in no event shall Novartis Pharmaceuticals Corporation be liable for any obligations of the Novartis Affiliate under this Affiliate Agreement or any Task Order(s) subsequently executed by and between the Novartis Affiliate and the Institution hereunder as the Institution will look exclusively to the Novartis Affiliate in relation to any rights or remedies it may have under or with respect to this Affiliate Agreement, nor shall Institution be liable to Novartis Pharmaceuticals Corporation for any obligations under this Affiliate Agreement or any Task Order(s) subsequently executed by and between the Novartis Affiliate and the Institution.

{Insert the name of the Novartis Affiliate}

By:
(signature)

(print or type name)

Title:

Date:

FOUNDATION MEDICINE, INC.

By:
(signature)

(print or type name)

Title:

Date:

ATTACHMENT 3

[…***…] PRICING

One Kendall Square Suite 63501 Cambridge, MA 02139 T (617) 41B-220O F (617) 418 2201 www.foundationmedicine.com

June 14,2011

Barbara L Weber, MD

Senior Vice President & Global Head

Oncology Translations Medicine

Novartis Institutes for BioMedical Research

250 Massachusetts Avenue, Building 3A/246

Cambridge, MA 02135

Dear Barbara,

Thank you for meeting with me on Monday to discuss the Novartis - Foundation Medicine partnership and how we can best work together. We are committed to developing a strong partnership with Novartis and to demonstrate this commitment, we have provided […***…] based on […***…] volume. Please find the volume-based pricing tiers listed below:

[…***…] Volumes	Per Sample Pricing

[…***…]	[…***…	]
[…***…]	[…***…	]
[…***…]	[…***…	]
[…***…]	[…***…	]
[…***…]	[…***…	]
[…***…]	[…***…	]

I look forward to working closely with you in the future.

Best Regards,

Michael Pellini, M D

President and CEO

Foundation Medicine, Inc.

***Confidential Treatment Requested

FIRST AMENDMENT TO

LABORATORY MASTER SERVICES AGREEMENT

This First Amendment to Laboratory Master Services Agreement (this “Amendment”), dated as of the 29th of May, 2012 (the “Amendment Effective Date”), is entered into by and between Novartis Pharmaceuticals Corporation (“Novartis”) with an office at 59 Route 10, East Hanover, NJ 07936, and Foundation Medicine, Inc. (“Institution”), with an office at One Kendall Square, Suite B6S01, Cambridge, MA 02139, and amends the Laboratory Master Services Agreement dated as of November 21, 2011 (the “Master Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein are used with the meanings ascribed to them in the Master Agreement.

1.	New Sections 1.C, 1.D and 1.E. Section 1 of the Master Agreement is hereby amended by adding Sections 1.C, 1.D and 1.E as follows:

“C. Within ninety (90) days of the Amendment Effective Date, the parties shall collaborate in good faith to discuss […***…].

D. Novartis acknowledges that Institution is currently working on a clinical trial with US Oncology relating to the use of the Institution’s current Commercial Panel Product in the community oncology setting To the extent that (a) the performance of the Services provides either (i) information about a Novartis product that is either current in clinical trials or (ii) information about a potential off-label use of a Novartis product; and (b) an oncologist at US Oncology is interested in prescribing such Novartis product, then Institution and Novartis shall collaborate in good faith to determine an appropriate course of action.

E. For each new protocol identified in any Task Order, the parties shall discuss and agree on a reasonable and appropriate turn-around time goal for provision of the Services on Samples once received by the Institution.”

2.	New Section 1.1. A new Section 1.1 is hereby added to the Master Agreement as follows:

“Section 1.1. Steering Committee

A. The parties shall establish a joint steering committee (the “JSC”), and shall consist of four (4) members, two (2) of whom shall be designated by Novartis, and two (2) of whom shall be designated by Institution. The initial members of the JSC shall be agreed to by the parties. Novartis and Institution may replace any or all of its representatives on the JSC at any time upon written notice to the other party. A party may designate a substitute to temporarily attend and perform the functions of such party’s designee at any meeting of the JSC; provided, however, that such designee shall have appropriate expertise. The Chairman of the JSC shall be a representative of Novartis.

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FIRST AMENDMENT

B. The JSC shall meet quarterly, or with such other frequency, and at such time arid location, as may be established by the JSC, for the following purposes: (1) to facilitate communication between the parties with regard to the Services so that each party is kept reasonably informed of the status of the Services; (2) general oversight of the entire collaboration between the parties; and (3) periodically review and set the overall goals and strategy of the Services.

C. The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and responsibilities as set forth in Section 1.1.B. Regardless of the number of individuals attending any JSC meeting, Novartis and Institution shall have a single vote each. The JSC shall attempt in good faith to reach unanimity with respect to matters that come before it for decision and shall give consideration to the views, positions and recommendations of each party on such matters. If the JSC is unable to reach unanimity upon any issue or matter that is brought before it for decision within thirty (30) days after consideration by the JSC then, and in each such event, the JSC shall refer such issue or matter to the parties for resolution.”

3.	Section 2. Section 2 of the Master Agreement is hereby replaced with the following:

“Section 2. Term of Agreement.

Unless sooner terminated pursuant to the terms of this Agreement, this Agreement shall be deemed effective from as of the Amendment Effective Date and shall continue in force until May 1, 2015. Notwithstanding the foregoing, (a) any Task Orders issued by Novartis to Institution prior to the Amendment Effective Date shall be governed by the terms of this Agreement, as amended herein; and (b) should any Task Orders entered into during the term of this Agreement require Services to be performed beyond the termination date of this Agreement, then the terms of this Agreement shall remain in effect with respect to such Task Orders until the termination of the Task Orders.”

4.	Section 3.A. Section 3.A of the Master Agreement is hereby replaced with the following:

“A. In consideration of the satisfactory performance of the Services, Novartis shall pay Institution in accordance with each Task Order and the pricing set forth on Schedule 1, as further described below. Unless Novartis reasonably objects to all or a portion of any invoice submitted to it by Institution, Novartis shall make payments against each invoice within sixty (60) days of its receipt.

a) During the period from […***…] until […***…], Novartis shall pay Institution for a minimum of […***…] Samples (the “First and Second Year Minimum”). During the period from […***…] until […***…], Novartis shall pay Institution for a minimum of […***…] Samples (the “Third Year Minimum” and together with the First and Second Year Minimum, each a “Contract Year Minimum”), […***…]. For purposes of this Agreement, a “Contract Year” shall mean the period of time from May 1st of one year to April 30th of the next succeeding year, and a “Contract Quarter” means each three (3) month period starting on May 1st, August 1st, November 1st and February 1st.

***Confidential Treatment Requested

FIRST AMENDMENT

b) Without limiting the foregoing paragraph, to ensure the provision of timely Services from Institution, within thirty (30) days after the Amendment Effective Date and thirty (30) days prior to start of each Contract Quarter, Novartis shall provide Institution with a good faith estimate of Novartis’ estimated Sample volumes for the following four (4) Contract Quarters.

c) During each Contract Year, Novartis shall pay Institution to support […***…] FTE to serve as the Novartis project manager at Institution in support of the Services under this Agreement. The FTE rate shall be equal to […***…] (the “FTE Rate”), which FTE Rate shall be payable as part of a Quarterly Payment as set forth in Section 3.A(d). Except as set forth in this Section 3.A(c), Institution bears the sole responsibility for compensation (including overtime to hourly employees, if applicable) of Institution’s employees.

d) Novartis shall pay to Institution Contract Quarter payments for each Contract Year as set forth in the table below, to account for the Contract Year Minimums and the FTE support as provided for above (the “Quarterly Payments”). The Quarterly Payments shall be invoiced by Institution to Novartis in the following amounts, and are non-refundable, non-creditable and not subject to set-off:

Contract Year	Payments	Quarterly Payment
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

*	For clarity, Novartis is obligated to make the Quarterly Payments specified above for the First Contract Year and Second Contract Year in all events, no matter the number of Samples sent to Institution, and notwithstanding the true-up calculation on Section 3.A(f) below.
**	For further clarity, the Third Contract Year specified above is an example and shall be adjusted to reflect Third Year Minimum provided by Novartis above (this example assumes […***…] Samples for the Third Year Minimum).

Institution shall invoice Novartis for the first Quarterly Payment for the First Year on May 1, 2012. Thereafter, Institution shall invoice Novartis for the Quarterly Payments on the first day of each Contract Quarter thereafter during the term of this Agreement.

e) During each Contract Year, Novartis shall endeavor to provide Samples to Institution on a regular basis to ensure the best turnaround times for the Services performed by Institution. If during any Contract Year the value of the Services performed to date materially exceeds the Quarterly Payments already made by Novartis, the parties agree to discuss accelerating payments by Novartis for that Contract Year. Further, if during the First and Second Contract Year together or the Third Contract Year the number of Samples provided by Novartis exceed the applicable Contract Year Minimum, then Institution shall bill Novartis for

***Confidential Treatment Requested

FIRST AMENDMENT

any excess Samples when the Services are performed on such Sample. Notwithstanding anything in this Agreement to the contrary, Novartis will not provide more than […***…] samples to Institution during any Contract Quarter during the term of this Agreement, without Institution’s prior approval.

f) At the end of each Contract Year, there shall be a “true-up” performed as follows to take account of any price adjustment based on the number of Samples for that Contract Year based on Schedule 1: Institution shall recalculate the total cost to Novartis based on the number of Samples shipped by Novartis to Institution in that Contract Year and Schedule 1 (including the FTE support specified in Section 3.A(c)), and if the amounts paid by Novartis for that Contract Year exceed the amounts owed based on that recalculation, then Institution shall provide a credit on any remaining invoices applicable to that Contract Year, and if such credit on such invoices does not account for the full credit, Institution shall provide a credit (but not a refund) for the next Contract Year. Notwithstanding the foregoing, in no event shall the annual total of the Quarterly Payments for any Contract Year give rise to any credit for any future Contract Year or any refund or right or set-off, so that only if Novartis sends more Samples in the First and Second Contract Year together or the Third Contract Year than the applicable Contract Year Minimum could there be the possibility of any credit based on this Section 3.A(f).

g) The parties acknowledge and agree that Samples provided by Novartis to Institution under Task Order #1 […***…] and Task Order #2 […***…] shall be governed by the terms of this Agreement, as amended. Thus, although some of those Samples under those Task Orders have already been run, all of those Samples shall be included in the First Year.”

5.	Section 4.D. Section 4.D of the Master Agreement is hereby amended as follows: the phrase “or on behalf of Institution or by” is hereby added after the clause “based on any discovery made by”.

6.	Section 4.D. Section 4.D of the Master Agreement is hereby amended as follows: the word “Results” is hereby replaced by “Works or Component Improvements”.

7.	Section 4.H. Section 4.H of the Master Agreement is hereby amended as follows: the phrase “licenses, rights and” is hereby added before the word “obligations”.

8.	New Section 4.I. Section 4 of the Master Agreement is hereby amended by adding Sections 4.I and as follows:

I. To the extent that Novartis or any Affiliate of Novartis desires to assign, sell, license or otherwise transfer any right or interest by any means (including granting an option) in or to the Correlation IP to any person or entity other than an Affiliate of Novartis (a “Transaction”), or decides not to pursue the commercialization of such Correlation IP by responding to a specific request in writing from Foundation concerning the commercialization of such Correlation IP, then

1.	Novartis will grant to Institution [...***...]

2.	[...***...]

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FIRST AMENDMENT

9.	Section 10.A. The first sentence of Section 10.A of the Master Agreement is hereby amended as follows:

“A. This Agreement and any Task Orders issued hereunder may be terminated by Novartis for any reason or for no reason at all after March 31, 2014 upon one hundred twenty (120) days written notice to Institution.”

10.	Press Release. Upon execution of this Amendment, Institution shall issue a press release in a form mutually agreed to by the parties announcing the full partnership established by the Master Agreement (including the three-year term), as amended by this Amendment.

11.	Entire Agreement. Except as provided herein, the Master Agreement shall remain in full force and effect without amendment or modification and is hereby ratified. The Master Agreement, as amended by this Amendment, supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and contains the entire understanding of the parties with respect thereto. This Amendment shall not have any force or effect until executed by all parties. The headings of this Amendment are for informational purposes only and shall not be used to interpret this Amendment

12.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original agreement and all of which taken together shall constitute one agreement. This Amendment may also be executed by facsimile counterparts.

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FIRST AMENDMENT

SCHEDULE 1

The pricing shall be determined by using the following volume-based pricing tiers:

[…***…] Volumes Per Sample Pricing

	[…***…	]	[…***…]
	[…***…	]	[…***…]
	[…***…	]	[…***…]
	[…***…	]	[…***…]
	[…***…	]	[…***…]
[…***…]

Notwithstanding the foregoing, the parties agree that the pricing for Samples provided by Novartis to Institution during each of the First Contract Year and the Second Contract Year shall be […***…] for up to […***…] Samples, and […***…] if more than […***…] Samples in the applicable Contract Year.

***Confidential Treatment Requested

FIRST AMENDMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMACEUTICALS CORPORATION	FOUNDATION MEDICINE, INC

/s/ Barbara L. Weber, M.D.	/s/ Michael J. Pellini, M.D.

Name: Barbara L. Weber, M.D.	Name: Michael J. Pellini, M.D.

Title: SVP, Oncology Translational Medicine	Title: President & CEO

Date: 29 May 2012	Date: 29 May 2012

/s/ Herve Hoppenot

Name: Herve Hoppenot

Title: President, Oncology Business Unit

Date: 7 June 2012